SERVICES AGREEMENT

THIS AGREEMENT is dated December 02, 2005, by and between Terry Archer (Advisor) and Torbay Holdings Inc.

WITNESSETH:

Terry Archer is engaged in the business of, among other things, Physiological counseling and consultation for individuals and corporations.

NOW, THEREFORE, the parties hereto agree as follows:

1. Services. The Advisor during the term of this agreement shall provide the following services to the Company:

a). Advisor, shall provide advice as to effectiveness of current and future software developed by the "company" with focus on relaxation type software.

b). Advisor, shall provide all services described herein directly to management of the Company (Terry Scott Archer, does not have any right or power to bind the Company to any matter whatsoever or to make any representation pertaining to the Company whatsoever).

c). Advisor, shall provide from time to time other services reasonably requested by the Company during the term. The Advisor is not authorized or empowered to commit the Company to any course of action or any agreement, promise or representation. The Advisor shall be available by all means including home telephone and contact information while traveling for the entire standard work day (8 to 5) (Advisor, agrees that holidays will not be excluded from the foregoing, so that ADVISOR, shall be available to consult even on holidays as are necessary in exigent circumstances.) Advisor, shall be fully responsible for complying with all applicable laws and regulations concerning the activities of the Advisor, including the business and operations of the Advisor.

2. Compensation. In consideration for the services to be provided by the Advisor, pursuant to Section 1 above, the Advisor, shall be compensated $75,000.00 this is payable in cash or in free trading stock at a price on the sign date of the contract at .025 .

3. Indemnification. The Company shall indemnify and hold harmless the Advisor, as to and, against all losses, claims, damages, liabilities, and expenses (including reasonable attorney's fees) caused by any untrue or alleged fact required to be stated therein or necessary to make the statements therein not misleading as to the public filings of the Company; provided, however, that the Company will not be liable in any such case to the extent that such item arises out of or is based upon an untrue statement or alleged untrue statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in reliance upon, and in conformity with, information furnished to the Company by Advisor, and/or in any case the Advisor, is aware of the problem.

4. Term. The term of this Agreement shall be for an initial term (the "Initial Term") of (12)months commencing on the date first set forth above. The Company has the right to terminate this Agreement within the first 10 days.

5. Non-Exclusive. Advisor, shall devote such of its time and effort, as Advisor, deems necessary or desirable to the discharge of its duties hereunder. The Company acknowledges that Advisor, is engaged in other business activities and that it will continue such activities during the term of this Agreement. Advisor, shall not be restricted from engaging in other business activities during the term of this Agreement. This agreement is non-exclusive for all parties.

6. Confidentiality. Advisor, shall, and shall cause officers, directors, employees and agents of Advisor, to, hold confidential and not publish, disclose or make accessible to any other person not bound by an obligation of confidentially, all confidential information, if any, which Advisor, or any of its officers, directors, employees, or agents may, from time-to-time, possess relating to financial condition, results of operation, business, property, assets or liabilities of the Company; provided, however, the restrictions of this sentence shall not apply to information that (I) is publicly available, (II) already is known to Advisor, at the time of disclosure, or (III) is received from a third party not under any obligation of confidentially to the Company.

7. Benefit, Burden, and Assignment The provisions herein shall enure to the benefit of, and be binding upon, the parties hereto and their permitted assigns and successors. This Agreement may be assigned without the prior written consent of all parties hereto.

8. Severability. If any provision of this Agreement shall be deemed by any court of competent jurisdiction invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision in any other circumstance shall not be affected thereby and each provision shall otherwise be valid and shall be enforced to the fullest extent permitted by applicable law.

9. Governing Law. The laws of the State of Georgia and New York shall govern this Agreement, and the venue for any action, claim or proceeding in connection with this Agreement shall be a court of competent jurisdiction in Fulton County Georgia.

10. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the subject matter hereof. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements and understandings, oral, written, express or implied with respect to the subject matter hereof.

11. Captions. Captions in this Agreement are for convenience of reference only and shall not be used in the interpretation.

12. Independent Legal Counsel. The parties agree and acknowledge that they have been represented by independent legal counsel, or have had the opportunity to obtain independent legal counsel, have been advised that it is in their best interests to do so, and by execution of this Agreement have waived the right.

13. Amendments and Modification. No amendment or modification to this Agreement shall be valid unless in writing and signed by the parties hereto.

14. Ambiguities. The parties hereby acknowledge that the normal rule of construction to the effect that ambiguities in an agreement are constructed against the drafting party shall not apply to this Agreement.

15. Cooperation. Each party hereby agrees to provide such reasonable cooperation and execute such reasonable documents as shall be reasonably required or requested by the other party hereto to perform the Agreement.

16. Written Provisions. Hand-written provisions hereto initiated by the parties hereto shall control to the extent of any conflict with the typed provisions herein.

17. Execution. This Agreement may be executed via facsimile and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Terry Archer

December 02, 2005

Torbay Holdings Inc.

W. T. Large

December 02, 2005